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                                                                    Exhibit 99.1

                               SAUL CENTERS, INC.

        7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
                                 (301) 986-6200

                Saul Centers, Inc. Reports First Quarter Earnings


April 23, 2003, Bethesda, MD.

     Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust
(REIT), announced its first quarter operating results. Total revenues for the quarter ended March 31, 2003 increased 2.9% to $23,870,000 compared to $23,191,000 for the 2002 quarter. Operating income before gain on property sold and minority interests decreased 5.6% to $6,539,000 compared to $6,926,000 for the comparable 2002 quarter. The Company reported net income of $4,519,000 or $.29/share for the 2003 quarter, a per share decrease of 32% compared to net income of $6,335,000 or $0.43/share for the 2002 quarter (basic & diluted). In the 2002 quarter, the Company recognized a gain on property sold of $1,426,000 when it received final proceeds from the District of Columbia's condemnation and purchase of the Company's Park Road property.

     Overall same property net operating income for the total portfolio decreased 2.3% for the 2003 first quarter compared to the same period in 2002. The same property comparisons exclude the Ashburn Village Phase IV development, placed in service during the summer of 2002, as well as Kentlands Square, which was acquired in September 2002. Net operating income is calculated as total revenue less property operating expenses, provision for credit losses and real estate taxes. Same center net operating income in the shopping center portfolio decreased 6.5% for the quarter. The decrease was primarily attributable to increased current year snow removal expenses and decreased tenant termination fees. Same center net operating income in the office portfolio grew 7.3% for the 2003 first quarter primarily due to the Company's Washington Square property, now in its second year of operations.

     As of March 31, 2003, 93.0% of the portfolio was leased, compared to 94.2% a year earlier. This decrease in leasing percentage is largely due to the 74,000 square feet of space remaining to lease at 601 Pennsylvania Avenue after the expiration of a major tenant lease.


                                  Saul Centers
                               www.SaulCenters.com

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     Funds From Operations (FFO), a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, decreased 4.2% to $10,581,000 in the 2003 first quarter compared to $11,048,000 for the same quarter in 2002. On a fully diluted per share basis, FFO was $0.52 per share for the 2003 quarter, a 7.4% decrease from $0.56 per share for the same quarter last year. The decrease was primarily attributable to three items:

     o    A decrease in lease termination fees,

     o A decrease in net operating income at the Company's 601 Pennsylvania Avenue office building due to the expiration of a major tenant lease, and

     o    An increase in snow removal expenses, net of tenant recoveries.

     FFO is presented on a fully converted basis and is defined as net income before minority interests, extraordinary items, gains and losses on property sales and real estate depreciation and amortization.

     Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 35 community and neighborhood shopping center and office properties totaling approximately 6.5 million square feet of leasable area. Over 80% of the Company's cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact: Scott V. Schneider
         (301) 986-6220


                                   Saul Center
                               www.SaulCenters.com

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                               Saul Centers, Inc.

                      Condensed Consolidated Balance Sheets

                                ($ in thousands)

                                                                          March 31,        December 31,
                                                                            2003               2002
                                                                        ------------      -------------
Assets
   Real estate investments
        Land.........................................................      $ 90,469          $ 90,469
        Buildings....................................................       408,628           405,153
        Construction in progress.....................................        10,985             8,292
                                                                         ----------        ----------
                                                                            510,082           503,914
        Accumulated depreciation.....................................      (153,622)         (150,286)
                                                                         ----------        ----------
                                                                            356,460           353,628
   Cash and cash equivalents.........................................         1,962             1,309
   Accounts receivable and accrued income, net.......................        10,682            12,505
   Prepaid expenses..................................................        15,238            15,712
   Deferred debt costs, net..........................................         4,467             4,125
   Other assets......................................................         3,259             1,408
                                                                         ----------        ----------
        Total assets.................................................      $392,068          $388,687
                                                                         ==========        ==========

Liabilities
   Notes payable.....................................................      $379,868          $380,743
   Accounts payable, accrued expenses and other liabilities..........        18,290            16,727
   Deferred income...................................................         3,984             4,484
                                                                         ----------        ----------
        Total liabilities............................................       402,142           401,954


Stockholders' Equity (Deficit)
   Common stock......................................................           154               152
   Additional paid in capital........................................        83,826            79,131
   Accumulated deficit...............................................       (94,054)          (92,550)
                                                                         ----------        ----------
        Total stockholders' equity (deficit).........................       (10,074)          (13,267)
                                                                         ----------        ----------

        Total liabilities and stockholders' equity (deficit) ........      $392,068          $388,687
                                                                         ==========        ==========


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                               Saul Centers, Inc.

                 Condensed Consolidated Statements of Operations

                    (In thousands, except per share amounts)

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                         2003            2002
                                                      ---------       ---------
Revenue

    Base rent.....................................      $19,051         $18,353
    Expense Recoveries............................        3,805           3,105
    Percentage Rent...............................          449             549
    Other ........................................          565           1,184
                                                      ---------       ---------
         Total revenue............................       23,870          23,191
                                                      ---------       ---------

Operating Expenses

    Property operating expenses...................        3,029           2,359
    Provision for credit losses...................           36             155
    Real estate taxes.............................        2,131           1,998
    Interest expense..............................        6,494           6,259
    Amortization of deferred debt expense.........          198             163
    Depreciation and amortization.................        4,042           4,122
    General and administrative....................        1,401           1,209
                                                      ---------       ---------
         Total operating expenses.................       17,331          16,265
                                                      ---------       ---------
Operating Income..................................        6,539           6,926

Gain on property disposition......................            -           1,426

Minority Interests................................       (2,020)         (2,017)
                                                      ---------       ---------
Net Income........................................      $ 4,519         $ 1,335
                                                      =========       =========

Per Share Amounts (basic and fully diluted):

    Net income....................................      $  0.29         $  0.43
                                                      =========       =========

Weighted average common stock outstanding:

    Common stock..................................       15,330          14,649
    Effect of dilutive options....................            9              14
                                                      ---------       ---------
    Fully diluted weighted average common stock...       15,339          14,663
                                                      =========       =========

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                               Saul Centers, Inc.

                            Supplemental Information

                    (In thousands, except per share amounts)

                                                                       Three Months Ended March 31,
                                                                       ----------------------------
                                                                           2003             2002
                                                                        --------         ---------
Funds From Operations (1)

      Net Income.....................................................    $ 4,519          $ 6,335

      Less:  Gain on sale of property............................              -           (1,426)

      Add:  Real property depreciation & amortization............          4,042            4,122

      Add:  Minority Interests...................................          2,020            2,017
                                                                         -------          -------
           Funds from operations.....................................    $10,581          $11,048
                                                                         =======          =======

Per Share Amounts (basic and fully diluted):

      Funds From Operations..........................................    $  0.52          $  0.56
                                                                         =======          =======

Weighted average shares outstanding :

      Fully diluted weighted average common stock....................     15,339           14,663

      Convertible limited partnership units..........................      5,177            5,172
                                                                         -------          -------
      Fully diluted & converted weighted average shares..............     20,516           19,835
                                                                         =======          =======


(1) FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts. FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), is net income before gains or losses from property sales, extraordinary items, and before real estate depreciation and amortization. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and may not be indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company's SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful, additional measure of operating performance primarily because it excludes the assumption that the value of real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. Our presentation of FFO, which follows the NAREIT definition, may not be comparable to similarly titled measures employed by other REITs.